UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):April 17, 2006

InterSearch Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51776	59-3234205
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.02 Termination of a Material Definitive Agreement.

On April 13, 2006, Walnut Ventures, Inc. (“Walnut”), a wholly-owned subsidiary of InterSearch Group, Inc. (“InterSearch”), notified Direct Revenue, LLC (“Direct Revenue”) that it was terminating the Technology/Software Distribution Agreement between Walnut and Direct Revenue, dated January 9, 2006 (the “Agreement”). The Agreement is primarily a distribution arrangement for Walnut whereby customers of Direct Revenue can opt to install Walnut’s search engine technology when installing other software applications offered by Direct Revenue.

The Agreement between Walnut and Direct Revenue was terminated, based on Walnut’s belief that continuing its services under the Agreement would have a material adverse effect on Walnut’s business and industry relationships.

Prior to the termination of the Agreement, Direct Revenue was InterSearch’s largest distribution partner. InterSearch derived approximately 35% and 19% of its total revenue from distribution through Direct Revenue for the fiscal years ended December 31, 2004 and December 31, 2005, respectively. InterSearch’s revenues attributable to distribution through Direct Revenue continued to decline to approximately 4% of InterSearch’s total revenue for the quarter ended March 31, 2006, as compared to approximately 31% of InterSearch’s total revenue for the quarter ended March 31, 2005.

Item 2.02 Results of Operations and Financial Condition.

In Item 1.02 of this current report on Form 8-K, dated April 17, 2006, InterSearch has disclosed that it derived approximately 4% of its total revenue for its fiscal quarter ended March 31, 2006 from distribution through Direct Revenue.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2006	INTERSEARCH GROUP, INC.

	By:	/s/ Gary W. Bogatay, Jr.
	Name:	Gary W. Bogatay, Jr.
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

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